Exhibit 10.1

[ISCO Letterhead]

                January 6, 2005

Mr. John Thode

52 Robertson Road

Lake Zurich, IL 60047

Dear John:

On behalf of ISCO International, Inc. (the “Company”), this letter describes the terms of your new employment as the Company’s President and Chief Executive Officer commencing on January 11, 2005 (the “Employment Commencement Date”). For purposes of this Letter, you are referred to as the “Employee.”

1. Employment At Will. This Letter is intended to create an “at-will” employment relationship. Employee’s employment by the Company may be terminated by Employee or the Company at any time; provided, however, that while employed by the Company, the terms and conditions of Employee’s employment by the Company will be as herein set forth.

2. Compensation. As consideration for all services rendered by Employee to the Company and the covenants described below in Section 3 (the “Covenants”), Employee will be entitled to:

a. base salary at an annual rate of $225,000;

b. participate in the same employee benefit plans available generally to other full-time employees of the Company, subject to the terms of those plans (as the same may be modified, amended or terminated from time to time);

c. severance pay and benefits as described below in Section 4, if Employee’s employment is terminated by the Company without Cause (as defined below); and

d. subject to the approval of the Company’s Board of Directors (the “Board”), a non-qualified option to purchase 1,550,000 shares of the Company’s common stock on the terms set forth in the award agreement attached hereto as Exhibit A.

3. Covenants.

a. Non-Solicitation and Non-Competition. While employed by the Company and for the twelve month period following the cessation of that employment for any reason (without regard to whether that cessation is initiated by Employee or the Company), Employee will not do any of the following, directly or indirectly, without the prior written consent of the Company (except in his capacity as an officer or director of the Company):

(1) solicit, entice or induce any person, firm or corporation who or which is a client or customer of the Company or any of its subsidiaries to become a client or customer of any other person, firm or corporation involved in activities that are the same as, or in direct competition with, the business activities carried on by the Company (or being definitively planned by the Company at the time of the cessation of Employee’s employment) (a “Competing Business”);

(2) influence or attempt to influence any customer of the Company or its subsidiaries to terminate or modify any written or oral agreement or course of dealing with the Company or its subsidiaries;

(3) influence or attempt to influence any person to terminate or modify any employment, consulting, agency, distributorship, licensing or other similar relationship or arrangement with the Company or its subsidiaries; or

(4) engage in (as a principal, shareholder, partner, director, officer, agent, employee, consultant or otherwise) or be financially interested in any Competing Business. Nothing contained in this subsection shall prevent Employee from holding for investment up to three percent (3%) of any class of equity securities of a company whose securities are publicly traded on a national securities exchange or in a national market system.

b. Non-Disclosure. Employee shall not use for Employee’s personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than Company, any “Confidential Information,” which term shall mean any information regarding the business methods, business policies, policies, procedures, techniques, research or development projects or results, historical or projected financial information, budgets, trade secrets, or other knowledge or processes of, or developed by, Company or any other confidential information relating to or dealing with the business operations of Company, made known to Employee or learned or acquired by Employee while in the employ of Company, but Confidential Information shall not include information otherwise lawfully known generally by or readily accessible to the general public. The foregoing provisions of this subsection shall apply during and after the period when the Employee is an employee of the Company and shall be in addition to (and not a limitation of) any legally applicable protections of Company interest in confidential information, trade secrets, and the like. At the termination of Employee’s employment with Company, Employee shall return to the Company all copies of Confidential Information in any medium, including computer tapes and other forms of data storage.

c. Intellectual Property & Company Creations.

(1) Ownership. All right, title and interest in and to any and all ideas, inventions, designs, technologies, formulas, methods, processes, development techniques, discoveries, computer programs or instructions (whether in source code, object code, or any other form), computer hardware, algorithms, plans, customer lists, memoranda, tests, research, designs, specifications, models, data, diagrams, flow charts, techniques (whether reduced to written form or otherwise), patents, patent applications, formats, test results, marketing and business ideas, trademarks, trade secrets, service marks, trade dress, logos, trade names, fictitious names, brand names, corporate names, original works of authorship, copyrights, copyrightable works, mask works, computer software, all other similar intangible personal property, and all improvements, derivative works, know-how, data, rights and claims related to the foregoing that have been or are conceived, developed or created in whole or in part by the Employee (a) at any time and at any place that relates to the business of the Company, as then operated, operated in the past or under consideration or development or (b) as a result of tasks assigned to Employee by the Company (collectively, “Company Creations”), shall be and become and remain the sole and exclusive property of the Company and shall be considered “works made for hire” as that term is defined pursuant to applicable statutes and law.

(2) Assignment. To the extent that any of the Company Creations may not by law be considered a work made for hire, or to the extent that, notwithstanding the foregoing, Employee retains any interest in or to the Company Creations, Employee hereby irrevocably assigns and transfers to the Company any and all right, title, or interest that Employee has or may have, either now or in the future, in and to the Company Creations, and any derivatives thereof, without the necessity of further consideration. Employee shall promptly and fully disclose all Company Creations to the Company and shall have no claim for additional compensation for Company Creations. The Company shall be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, trademarks, and service marks with respect to such Company Creations.

(3) Disclosure & Cooperation. Employee shall keep and maintain adequate and current written records of all Company Creations and their development by Employee (solely or jointly with others), which records shall be available at all times to and remain the sole property of the Company. Employee shall communicate promptly and disclose to the Company, in such form as the Company may reasonably request, all information, details and data pertaining to any Company Creations. Employee further agrees to execute and deliver to the Company or its designee(s) any and all formal transfers and assignments and other documents and to provide any further cooperation or assistance reasonably required by the Company to perfect, maintain or otherwise protect its rights in the Company Creations. Employee hereby designates and appoints the Company or its designee as Employee’s agent and attorney-in-fact to execute on Employee’s behalf any assignments or other documents deemed necessary by the Company to perfect, maintain or otherwise protect the Company’s rights in any Company Creations.

d. Acknowledgments. Employee acknowledges that the Covenants are reasonable and necessary to protect the Company’s legitimate business interests, its relationships with its customers, its trade secrets and other confidential or proprietary information. Employee further acknowledges that the duration and scope of the Covenants are reasonable given the nature of this Letter and the position Employee holds or will hold within the Company. Employee further acknowledges that the Covenants are included herein to induce the Company to enter into this Letter and that the Company would not have entered into this Letter or otherwise employed or continued to employ the Employee in the absence of the Covenants. Finally, Employee also acknowledges that any breach, willful or otherwise, of the Covenants will cause continuing and irreparable injury to the Company for which monetary damages, alone, will not be an adequate remedy.

e. Enforcement.

(1) If any court determines that the Covenants, or any part thereof, is unenforceable because of the duration or scope of such provision, that court will have the power to modify such provision and, in its modified form, such provision will then be enforceable.

(2) The parties acknowledge that significant damages will be caused by a breach of any of the Covenants, but that such damages will be difficult to quantify. Therefore, the parties agree that if Employee breaches any of the Covenants, liquidated damages will be paid by Employee in the following manner:

(i) any Company stock options, stock appreciation rights, restricted stock units or similar equity incentives then held by Employee, whether or not then vested, will be immediately and automatically forfeited;

(ii) any shares of restricted stock issued by the Company, then held by Employee or his permitted transferee and then subject to forfeiture will be immediately and automatically forfeited; and

(iii) any obligation of the Company to provide severance pay or benefits (whether pursuant to Section 4 or otherwise) will cease.

(3) In addition to the remedies specified above and any other relief awarded by any court, if Employee breaches any of the Covenants, he will be required to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by him as a result of any such breach and the Company will be entitled to injunctive or other equitable relief to prevent further breaches of the Covenants by Employee.

(4) If Employee breaches Section 3(a) in any respect, the duration of the restrictions therein contained will be extended for a period equal to the period that Employee was in breach of such restrictions.

4. Termination.

a. Employee’s employment by the Company may be terminated at any time. Upon termination, Employee will be entitled to the payment of accrued and unpaid salary through the date of such termination. All salary, commissions and benefits will cease at the time of such termination, subject to the terms of any benefit plans then in force and applicable to Employee, and the Company will have no further liability or obligation hereunder by reason of such termination; provided, however, that subject to Employee’s continued compliance with the Covenants, if Employee’s employment is terminated by the Company without Cause, Employee will be entitled to: (1) continued payment of his base salary (at the rate in effect upon termination) for a period of six months, and (2) waiver of the applicable premium for COBRA continuation coverage for a period of six months. Notwithstanding the foregoing, no amount will be paid or benefit provided under this Section 4 unless and until (x) Employee executes and delivers a general release of claims against the Company and its subsidiaries in a form prescribed by the Company, and (y) such release becomes irrevocable. Any severance pay or benefits provided under this Section 4 will be in lieu of, not in addition to, any other severance arrangement maintained by the Company.

b. For purposes of this Letter, “Cause” means the occurrence of any of the following: (1) Employee’s refusal, failure or inability to perform (other than due to illness or disability) his duties or to follow the lawful directives of the Board; in such event prior to termination, the Board shall provide written notice of the bases of termination, meet with Employee within five days of the notice of termination, and Employee shall have ten days thereafter to cure the conduct; (2) misconduct or gross negligence by Employee in the course of employment; (3) Employee’s conviction of, or the entry of a plea of guilty or nolo contendere to, a crime involving moral turpitude or that otherwise could reasonably be expected to have an material adverse effect on the operations, condition or reputation of the Company, (4) a material breach by Employee of any agreement with, lawful policy of or fiduciary duty owed to the Company; or (5) alcohol abuse or use of controlled drugs other than in accordance with a physician’s prescription.

5. Miscellaneous.

a. Other Agreements. Employee represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which he is a party that would prevent or make unlawful his execution of this Letter, that would be inconsistent or in conflict with this Letter or Employee’s obligations hereunder, or that would otherwise prevent, limit or impair the performance by Employee of his duties to the Company.

b. Entire Agreement; Amendment. This Letter contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the employment of Employee by the Company provided, however, that Employee will at all times be bound by all applicable Company policies in then effect, including (without limitation) the Company’s ethics guidelines and insider trading policies. This Letter may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

c. Waiver. Any waiver of any term or condition hereof will not operate as a waiver of any other term or condition of this Letter. Any failure to enforce any provision hereof will not operate as a waiver of such provision or of any other provision of this Letter.

d. Governing Law. This Letter shall be governed by, and enforced in accordance with, the laws of the State of Illinois, without regard to the application of the principles of conflicts of laws.

e. Severability. Whenever possible, each provision of this Letter will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Letter is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Letter will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

f. Wage Claims. The parties intend that all obligations to pay compensation to Employee be obligations solely of the Company. Therefore, intending to be bound by this provision, Employee hereby waives any right to claim payment of amounts owed to him, now or in the future, from directors or officers of the Company in the event of the Company’s insolvency.

g. Successors and Assigns. The Company may assign its rights under this Letter to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise. The duties of Employee hereunder are personal to him and therefore may not be assigned.

h. Counterparts. This Letter may be executed in multiple counterparts, each of which will be deemed to be an original and all of which together will constitute but one and the same instrument.

To acknowledge your agreement to and acceptance of the terms and conditions of this Letter, please sign this letter below in the space provided.

Sincerely,

ISCO INTERNATIONAL, INC.

By:	/s/ Stuart C. Van Wagenen

Title:	Chairman of the Board

Accepted and Agreed:

/s/ John S. Thode

EXHIBIT A

ISCO INTERNATIONAL, INC.

NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

ISCO INTERNATIONAL, INC. (the “Company”) hereby grants to JOHN S. THODE (the “Optionee”) the option to purchase the number of shares of Common Stock set forth below in Section 3 at the price set forth below in Section 4 (the “Option”). The Option is a “stand-alone” award and is not granted pursuant to any plan. Therefore, the issuance of Shares upon exercise of this Option will not reduce the Shares reserved for issuance under any plan or other arrangement maintained by the Company. However, in addition to the terms herein set forth, this Option is nonetheless subject to additional terms identical to the terms of the ISCO International, Inc. 2003 Equity Incentive Plan (the “Plan”), which terms are incorporated herein by this reference. Unless the context herein requires otherwise, the terms defined in the Plan will have the same meanings when used in this Award Agreement.

SECTION 1. Nature of the Option. The Option is intended to be a Non-Qualified Stock Option for federal income tax purposes and is not intended to be an Incentive Stock Option described by Section 422 of the Code.

SECTION 2. Date of Grant; Term of Option. The Option was granted on January 11, 2005 (the “Grant Date”). The Option may not be exercised later than the tenth anniversary of the Grant Date and is subject to earlier termination, as provided in the Plan and in Section 7 of this Award Agreement.

SECTION 3. Shares Subject to the Option. The Option applies with respect to 1,550,000 Shares, subject to the vesting provisions of Section 5 of this Award Agreement and subject to adjustment in accordance with the Plan.

SECTION 4. Option Exercise Price. The Option exercise price is $0.43, subject to adjustment in accordance with the Plan.

SECTION 5. Exercise of Option. The Option will be exercisable during its term only in accordance with the terms and provisions of the Plan and this Award Agreement, as follows:

a. Right to Exercise. Prior to its expiration or termination, and except as hereinafter provided, the right to exercise the Option will vest (and therefore become exercisable) as follows:

(i) Subject to Section 5(c) below, the Option will vest with respect to 62,500 on the last day of each of the 12 calendar months ending after the Grant Date, provided, in each case, that the Optionee remains in continuous service to the Company through the applicable vesting date;

(ii) The Option will vest with respect to an additional 50,000 Shares on the filing date of the Company’s Form 10-Q for the first fiscal quarter of 2005, if the Company’s total revenues for that quarter equal or exceed $2,000,000 and the Optionee remains in continuous service to the Company through that filing date;

(iii) The Option will vest with respect to an additional 50,000 Shares on the filing date of the Company’s Form 10-Q for the second fiscal quarter of 2005, if the Company’s total revenues for that quarter equal or exceed $2,000,000 and the Optionee remains in continuous service to the Company through that filing date;

(iv) The Option will vest with respect to an additional 50,000 Shares on the filing date of the Company’s Form 10-Q for the third fiscal quarter of 2005, if the Company’s total revenues for that quarter equal or exceed $2,500,000 and the Optionee remains in continuous service to the Company through that filing date;

(v) The Option will vest with respect to an additional 50,000 Shares on the filing date of the Company’s Form 10-Q for the fourth fiscal quarter of 2005, if the Company’s total revenues for that quarter equal or exceed $3,000,000 and the Optionee remains in continuous service to the Company through that filing date;

(vi) The Option will vest with respect to an additional 50,000 Shares on the filing date of the Company’s Form 10-K for the 2005 fiscal, if the Company’s total revenues for that year are $6,000,000 or more and the Optionee remains in continuous service to the Company through that filing date;

(vii) The Option will vest with respect to an additional 50,000 Shares on the filing date of the Company’s Form 10-K for the 2005 fiscal, if the Company’s total revenues for that year are $7,000,000 or more and the Optionee remains in continuous service to the Company through that filing date;

(viii) The Option will vest with respect to an additional 50,000 Shares on the filing date of the Company’s Form 10-K for the 2005 fiscal, if the Company’s total revenues for that year are $8,000,000 or more and the Optionee remains in continuous service to the Company through that filing date;

(ix) The Option will vest with respect to an additional 50,000 Shares on the filing date of the Company’s Form 10-K for the 2005 fiscal, if the Company’s total revenues for that year are $9,000,000 or more and the Optionee remains in continuous service to the Company through that filing date;

(x) The Option will vest with respect to an additional 50,000 Shares on the filing date of the Company’s Form 10-Q for the first fiscal quarter of 2005, if the Company has positive free cash flow for that quarter and the Optionee remains in continuous service to the Company through that filing date;

(xi) The Option will vest with respect to an additional 50,000 Shares on the filing date of the Company’s Form 10-Q for the second fiscal quarter of 2005, if the Company has positive free cash flow for that quarter and the Optionee remains in continuous service to the Company through that filing date;

(xii) The Option will vest with respect to an additional 50,000 Shares on the filing date of the Company’s Form 10-Q for the third fiscal quarter of 2005, if the Company has positive free cash flow for that quarter and the Optionee remains in continuous service to the Company through that filing date;

(xiii) The Option will vest with respect to an additional 50,000 Shares on the filing date of the Company’s Form 10-Q for the fourth fiscal quarter of 2005, if the Company has positive free cash flow for that quarter and the Optionee remains in continuous service to the Company through that filing date;

(xiv) The Option will vest with respect to an additional 50,000 Shares on the filing date of the Company’s Form 10-K for the 2005 fiscal, if the Company’s cash flow for that year exceeds its fiscal year 2004 cash flow by $1,000,000 or more and the Optionee remains in continuous service to the Company through that filing date;

(xv) The Option will vest with respect to an additional 50,000 Shares on the filing date of the Company’s Form 10-K for the 2005 fiscal, if the Company’s cash flow for that year exceeds its fiscal year 2004 cash flow by $2,000,000 or more and the Optionee remains in continuous service to the Company through that filing date;

(xvi) The Option will vest with respect to an additional 50,000 Shares on the filing date of the Company’s Form 10-K for the 2005 fiscal, if the Company’s cash flow for that year exceeds its fiscal year 2004 cash flow by $3,000,000 or more and the Optionee remains in continuous service to the Company through that filing date;

(xvii) The Option will vest with respect to an additional 50,000 Shares on the filing date of the Company’s Form 10-K for the 2005 fiscal, if the Company’s cash flow for that year exceeds its fiscal year 2004 cash flow by $4,000,000 or more and the Optionee remains in continuous service to the Company through that filing date;

b. Corporate Goals. Whether the corporate financial performance goals relevant under Section 5(a) have been satisfied, will be determined by the Board in good faith and in its sole discretion, with reference to the Company’s audited financial statements. However, the Board may make adjustments to those corporate financial performance goals so that required departures from the Company’s operating budget, changes in accounting principles, acquisitions, dispositions, mergers, consolidations and other corporate transactions, and other factors influencing the achievement or calculation of such goals do not affect the operation of this Section 5 in a manner inconsistent with the achievement of its intended purpose.

c. Effect of Change in Control. If there occurs a Change in Control on or prior to December 31, 2005 and the Optionee remains in continuous service to the Company through the date of that Change in Control, then immediately prior to (but contingent upon) the occurrence of that Change in Control, this Option will become vested with respect all the Shares otherwise subject to vesting under Section 5(a)(i).

d. Method of Exercise. The Optionee may exercise the Option by providing written notice to the Secretary of the Company or such other person as may be designated by the Company. Such written notice must be signed by the Optionee and delivered in person or by certified mail. The written notice must be accompanied by payment of the exercise price in the form of a certified or bank check or such other method of payment as may be authorized by the Board under to the Plan.

e. Partial Exercise. The Option may be exercised from time to time, in whole or in part, to the extent then vested; provided, however, that any exercise may apply only with respect to a whole number of Shares.

f. Restrictions on Exercise. The Option may not be exercised if the issuance of the Shares upon such exercise would constitute a violation of any applicable law or regulation. As a condition to the exercise of the Option, the Company may require the Optionee to make any representations and warranties to the Company as may be required by the Plan or appropriate under applicable federal or state securities laws.

SECTION 6. Certificates. The Optionee will have no right to vote or receive dividends and will have no other rights as a stockholder with respect to any Shares, notwithstanding the exercise of the Option with respect to those Shares, until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate(s) evidencing those Shares. Any certificate evidencing Shares will contain such legends as may be required by the Plan or any applicable law or regulation.

SECTION 7. Termination of Relationship with the Company.

a. Termination by Reason of Death. If the Optionee’s service with the Company or any Affiliate terminates by reason of death, the Option may thereafter be exercised, to the extent it was exercisable immediately prior to death (or on such accelerated basis as the Board may determine), by the legal representative of the Optionee’s estate or legatee under the Optionee’s will for a period expiring, unless otherwise specified by the Board, upon the first anniversary of the Optionee’s date of death; provided that in no event will the Option be exercisable following the expiration of the term of the Option as provided in Section 2 of this Award Agreement.

b. Termination by Reason of Disability. If the Optionee’s service with the Company or any Affiliate terminates by reason of Disability, the Option may thereafter be exercised by the Optionee or his personal representative, to the extent it was exercisable immediately prior to termination (or on such accelerated basis as the Board may determine), for a period expiring, unless otherwise specified by the Board, upon the first anniversary of the Optionee’s date of termination; provided that in no event will the Option be exercisable following the expiration of the term of the Option as provided in Section 2 of this Award Agreement.

c. Cause. If the Optionee’s service with the Company or any Affiliate is terminated for Cause: (i) the Option, to the extent not already exercised, will be immediately and automatically forfeited as of the date of such termination, and (ii) any Shares purchased pursuant to the exercise of the Option for which the Company has not yet delivered share certificates will be immediately and automatically forfeited and the Company will refund to the Optionee the exercise price paid for such Shares, if any. Without limiting the generality of the foregoing, the Company may withhold delivery of share certificates pending the resolution of any inquiry that could lead to a determination resulting in forfeiture.

d. Other Termination. If the Optionee’s service with the Company or any Affiliate terminates for any reason other than death, Disability or Cause, any Option held by the Optionee may thereafter be exercised by the Optionee, to the extent it was exercisable immediately prior to such termination (or on such accelerated basis as the Board may determine), for a period expiring, unless otherwise specified by the Board, 90 days after the termination of service; provided that in no event will the Option be exercisable following the expiration of the term of the Option as provided in Section 2 of this Award Agreement.

SECTION 8. Nontransferability of Option. The Option may not be sold, pledged, assigned, hypothecated, gifted, transferred or disposed of in any manner, either voluntarily or involuntarily by operation of law, other than by will or by the laws of descent or distribution. During the lifetime of the Optionee, the Option may be exercised only by the Optionee. Subject to the foregoing and the terms of the Plan, the terms of this Award Agreement will be binding upon the executors, administrators, heirs and successors of the Optionee.

SECTION 9. The Plan. The Option is granted separate and apart from the Plan. However, this Award Agreement is subject to, and the Company and the Optionee agree to be bound by, all of the terms and conditions of the Plan as it may be amended from time to time in accordance with the terms thereof A copy of the Plan in its present form is attached hereto and a copy will be available for inspection during business hours by the Optionee or the persons entitled to exercise the Option at the Company’s principal office.

SECTION 10. Acknowledgment. The Optionee acknowledges receipt of a copy of the Plan and represents that he or she has read and is familiar with the terms and provisions thereof, and hereby accepts the Option subject to all of the terms and provisions of the Plan and this Award Agreement. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board concerning the Plan.

SECTION 11. Entire Agreement. This Award Agreement, together with the Plan and the other exhibits attached thereto or hereto, represents the entire agreement between the parties.

SECTION 12. Governing Law. This Award Agreement will be construed in accordance with the laws of the State of Delaware, without regard to the application of the principles of conflicts of laws.

SECTION 13. Amendment. Subject to the provisions of the Plan, this Award Agreement may only be amended by a writing signed by each of the parties hereto.

IN WITNESS WHEREOF, this Award Agreement has been executed by the parties on the 11th day of January 2005.

ISCO INTERNATIONAL, INC.

By:	/s/ Stuart C. Van Wagenen
Stuart C. Van Wagenen

Title:	Chairman of the Board

OPTIONEE

/s/ John S. Thode
John S. Thode